Exhibit 5.1
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                                 June 18, 1998



Gradall  Industries,  Inc.
406  Mill  Avenue  S.W.
New  Philadelphia,  Ohio    44663

Ladies  and  Gentlemen:

          Reference is made to your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the proposed sale of up to 600,000 shares (the "Shares") of Common Stock, par value $0.001, of Gradall Industries, Inc. (the "Company") pursuant to the terms of the Gradall Industries, Inc. 1998 Stock Option Plan and the Gradall Industries
Employees  Stock  Purchase  Plan  (collectively,  the  "Benefit  Plans").

          We have examined the records relating to the incorporation of the Company, including its Certificate of Incorporation and all amendments thereto, the records of proceedings taken by its directors and shareholders to date and the applicable provisions of the laws of the State of Delaware under which the Company was incorporated.

          Based upon the foregoing and upon the examination of such other matters as we have deemed necessary in order to express the opinion hereinafter set forth, we are of the opinion that:

          The Shares to be issued and sold by the Company pursuant to the Benefits Plans, when and if issued in accordance with the terms of each Benefit Plan, will be duly authorized, validly issued, fully paid and nonassessable.

          We  consent  to  the  filing  of  this opinion as an exhibit to said
Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                              Very  truly  yours,


                              Black,  McCuskey,  Souers  &  Arbaugh